ACCEPTANCE INSURANCE COMPANIES INC.
ANNOUNCES THIRD QUARTER 2001 RESULTS

For Immediate Release

(Council Bluffs, Iowa—October 31, 2001) Acceptance Insurance Companies Inc. (NYSE:AIF) today reported an after-tax net loss of $9.5 million, or $0.66 per share, for the third quarter of 2001. The Company’s continuing crop insurance operations generated an after-tax net operating profit of $1.3 million, or $0.09 per share, for the quarter. Property and casualty operations resulted in an after-tax net operating loss of $11.9 million or $0.83 per share during this period. For the third quarter of 2000, the Company reported a net loss of $2.3 million or $0.16 per share.

Through the first nine months of 2001 Acceptance has a net loss of $14.2 million, or $0.99 per share. During the comparable period of 2000, the Company experienced an after-tax net loss of $4.7 million or $0.33 per share.

As a result of its continuing assessment of property and casualty reserves the Company recorded a pre-tax increase in property and casualty loss reserves of $13.9 million in the third quarter of 2001. The reserve strengthening was concentrated primarily in the general liability lines of business for accident years 1999 and prior. The Company also increased the estimated ultimate loss and loss adjustment expense ratios for its greatly reduced 2001 accident year property and casualty business.

“We have made significant progress in reducing our property and casualty business and operations,” said Dwayne D. Hallman, the Company’s Chief Financial Officer. “The number of new reported claims and currently outstanding claims from our discontinued and recently sold property and casualty lines have decreased significantly since January 2001. During our review of loss reserves, however, several unfavorable claim developments were identified with respect to certain books of business. As a result we concluded that increasing our property and casualty loss reserves at this time was a prudent action to take.”

The third quarter financial results released today for the Company’s continuing crop insurance operations include partial repayment for research and development costs expended by American Agrisurance, Inc., the Company’s primary crop insurance marketing subsidiary, in creating the first and still most widely used form of crop revenue insurance, CropRevenueCoverage. The Federal Crop Insurance Corporation approved a one-time after-tax reimbursement of approximately $1.2 million under legislation enacted last year. More favorable weather conditions in several of the Company’s primary marketing regions and the previously announced purchase of certain crop insurance assets from a former competitor also contributed to the financial results of the Company’s crop insurance operations through September 30, 2001. Estimated results from the Company’s 2001 multiple peril crop insurance operations are not included in this announcement. In accordance with the Company’s previously announced practice those estimated results will be included in its financial statements for the fourth quarter of 2001.

Company Chief Executive Officer John E. Martin noted, “Although the reserve development is disappointing, we believe the adjustment is another significant step in putting the property and casualty business behind us and allowing management to focus its full attention on our crop operations.” Martin added, “It was just five months ago that we purchased most of the crop insurance assets of one of our primary competitors, created a new management team and began integrating many new agents and associates into AmAg. That process has gone forward at a tremendous pace, and now is substantially complete. Our crop insurance operations lost money during 2000. Based on the information we have reviewed so far this year, including current harvest yield reports, USDA data, internal claim management information and potential underwriting results from both our previous and our recently purchased crop insurance policies, management believes our 2001 crop insurance business will be profitable.”

As of September 30, 2001 the Company’s primary crop insurer, American Growers Insurance Company, had statutory surplus of approximately $63.7 million compared to $56.8 million as of December 31, 2000. Also as of September 30, 2001, Acceptance Insurance Company, the primary property and casualty insurer, had statutory surplus of approximately $78.3 million compared to $83.3 million as of December 31, 2000.

The Company will hold a conference call for interested parties to discuss its third quarter results at 10:00 a.m. (Central) Thursday, November 1, 2001. Interested parties may access the Company’s conference call at 212.896.6050 five minutes before the call to insure timely participation. PostView is available from 12:00 p.m. (Central) November 1 to 12:00 p.m. (Central) November 2. To access PostView, dial 800.633.8284 or 858.812.6440 and enter reservation number 19874510.

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Inc. is a wholly owned subsidiary and the country's largest agricultural risk management company.

This release includes forward-looking statements with respect to the expected future financial results of the Company’s property and casualty and crop insurance operations. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance’s Form 10K for the year ended December 31, 2000 and Form 10Q for the quarter ended June 30, 2001, which are incorporated herein by this reference. The Company will not update or revise the forward-looking statements in this release even though the conditions or circumstances currently underlying those statements may materially change.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.999.7475

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.228.7217